UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*



                         PROGENICS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    743187106
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]        Rule 13d-1(b)

        [_]        Rule 13d-1(c)

        [X]        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 743187106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Investment Corporation
           ---------------------------------------------------------------------
                22-2514825
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          2,107,881
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     2,107,881
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned
           by Each Reporting Person                   2,107,881
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          7.1%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 743187106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Group Holdings LLC
           ---------------------------------------------------------------------
                13-3862746
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power            234,507
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power       234,507
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned
           by Each Reporting Person                     234,507
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.8%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     OO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 743187106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Paul Tudor Jones, II
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power              546,125
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          2,342,388
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power         546,125
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     2,342,388
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned
           by Each Reporting Person                   2,888,513
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          9.7%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 743187106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Mark F. Dalton
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power              159,000
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          2,358,888
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power         159,000
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     2,358,888
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned
           by Each Reporting Person                   2,517,888
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          8.5%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 743187106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           The Tudor BVI Global Portfolio L.P. (f/k/a The Tudor BVI Global Portfolio Ltd.)
           ---------------------------------------------------------------------
                98-0223576
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          1,820,068
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     1,820,068
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned
           by Each Reporting Person                   1,820,068
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          6.1%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 743187106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Arbitrage Partners L.P.
           ---------------------------------------------------------------------
                13-3496979
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power            193,126
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power       193,126
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned
           by Each Reporting Person                     193,126
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.6%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 743187106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Proprietary Trading, L.L.C.
           ---------------------------------------------------------------------
                13-3720063
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power             25,981
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power        25,981
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned
           by Each Reporting Person                      25,981
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.1%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     OO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 743187106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Global Trading LLC
           ---------------------------------------------------------------------
                13-3862744
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power            208,526
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power       208,526
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned
            by Each Reporting Person                    208,526
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.7%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

 Item 1(a). Name of Issuer:

            Progenics Pharmaceuticals, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            777 Old Saw Mill River Road
            Tarrytown, NY 10591

Item 2(a).  Name of Person Filing:

            Tudor Investment Corporation ("TIC")
            Tudor Group Holdings LLC ("TGH")
            Paul Tudor Jones, II
            Mark F. Dalton
            The Tudor BVI Global Portfolio L.P. (f/k/a The Tudor BVI Global Portfolio Ltd.) ("Tudor BVI")
            Tudor Arbitrage Partners L.P. ("TAP")
            Tudor Proprietary Trading, L.L.C. ("TPT")
            Tudor Global Trading LLC ("TGT")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal business office of each of TIC, TGH, TAP, TPT and TGT is:

                1275 King Street
                Greenwich, CT 06831

            The principal business office of each of Messrs. Jones and Dalton is:

                c/o Tudor Investment Corporation
                1275 King Street
                Greenwich, CT 06831

            The principal business office of Tudor BVI is:

                c/o CITCO
                Kaya Flamboyan 9
                Curacao, Netherlands Antilles

Item 2(c).  Citizenship:

            TIC is a Delaware corporation
            Tudor BVI is a limited partnership organized under the laws of the Cayman Islands
            Messrs. Jones and Dalton are citizens of the United States
            TAP is a Delaware limited partnership
            TGH, TPT and TGT are Delaware limited liability companies

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            743187106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act
            (b) [ ] Bank as defined in section 3(a)(6) of the Act
            (c) [ ] Insurance Company  as defined in Section 3(a)(19) of the Act
            (d) [ ] Investment  Company  registered   under  Section 8   of  the
                    Investment Company Act
            (e) [ ] Investment  Adviser  registered  under  section  203 of  the
                    Investment Advisers Act of 1940
            (f) [ ] Employment  Benefit Plan,  Pension Fund which  is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
            (g) [ ] Parent    Holding    Company,     in     accordance     with
                    ss.240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
            (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership (as of December 31, 2007).

            (a)  Amount Beneficially Owned:  See Item 9 of cover pages

            (b)  Percent of Class:  See Item 11 of cover pages

            (c)  Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote     See  Item 5
                                                                  --------------
                                                                  of cover pages
                                                                  --------------

                 (ii)   shared power to vote or to direct the vote   See  Item 6
                                                                  --------------
                                                                  of cover pages
                                                                  --------------

                 (iii)  sole power to dispose or to direct the disposition of
                                                       See Item 7 of cover pages
                                                       -------------------------

                 (iv)   shared power to dispose or to direct the disposition  of
                                                       See Item 8 of cover pages
                                                       -------------------------

      The shares of common stock ("Shares") reported herein as beneficially owned are owned directly by Tudor BVI (1,820,068 Shares), TAP (193,126 Shares), TPT (25,981 Shares), and TGT (15,400 Shares).

      Because TIC provides investment advisory services to Tudor BVI, TIC may be deemed to beneficially own the Shares owned by Tudor BVI. TIC expressly disclaims beneficial ownership of such Shares. TGH holds a majority of the equity interests of TGT and indirectly holds a majority of the membership
interests  of  TPT.  TGH  is  also  the  sole  limited   partner  of  TAP.

     TGH expressly disclaims beneficial ownership of the Shares beneficially owned by each of such entities. TGT, as the sole general partner of TAP, may be deemed to beneficially own the Shares owned by TAP, and Mr. Dalton, as the sole general partner of D.F. Partners, a New York limited partnership, may be deemed to beneficially own the Shares owned by such entity. Each of TGT and Mr. Dalton expressly disclaim beneficial ownership of such Shares. Mr. Jones is the Chairman and principal equity owner of TIC and TGH. Mr. Jones expressly disclaims beneficial ownership of the Shares beneficially owned, or deemed beneficially owned, by such entities. Mr. Dalton is the Vice Chairman and President and an equity owner of TIC and TGH. Mr. Dalton expressly disclaims beneficial ownership of the Shares beneficially owned, or deemed beneficially owned, by such entities.

      The Shares reported herein under Items 5 and 7 of Mr. Jones' cover page include 4,600 Shares held directly by Mr. Jones' individual retirement account. The Shares reported herein under Items 5 and 7 of Mr. Dalton's cover page include 85,000 immediately exercisable options.



Item 5.  Ownership of Five Percent or Less of a Class.

            Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parents Holding Company.

            Not applicable

Item 8.  Identification and Classification of Members of the Group.

            See cover pages

Item 9.  Notice of Dissolution of Group.

            Not applicable

Item 10. Certification.

            Not applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               Dated:  February 13, 2008

                               TUDOR INVESTMENT CORPORATION


                               By:     /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Managing   Director  and  Associate  General
                                     Counsel

                               TUDOR GROUP HOLDINGS LLC


                               By:     /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Managing   Director  and  Associate  General
                                     Counsel



                                   /s/ Paul Tudor Jones, II
                               --------------------------------------------
                                   Paul Tudor Jones, II



                                   /s/ Mark F. Dalton
                               ------------------------------------------------
                                   Mark F. Dalton


                               THE TUDOR BVI GLOBAL PORTFOLIO L.P.

                               By: Tudor BVI GP Ltd.
                               Its:General Partner

                               By: Tudor Investment Corporation,
                                   Trading Advisor

                               By:     /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Managing   Director  and  Associate  General
                                     Counsel

                               TUDOR ARBITRAGE PARTNERS L.P.

                               By: Tudor Global Trading LLC,
                                   General Partner


                               By:     /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Managing   Director  and  Associate  General
                                     Counsel

                               TUDOR PROPRIETARY TRADING, L.L.C.


                               By:     /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Managing   Director  and  Associate  General
                                     Counsel

                               TUDOR GLOBAL TRADING LLC


                               By:     /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Managing   Director  and  Associate  General
                                     Counsel